CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED

Fifth Amendment to Pooled Patents Agreement
This Fifth Amendment to the Pooled Patents Agreement (the “Fifth Amendment”) is effective as of the date of last signature found below (“Fifth Amendment Effective Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 ("Illumina") and Sequenom, Inc., a Delaware corporation, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (“Sequenom”). Sequenom and Illumina may be referred to herein as “Party” or “Parties.”
WHEREAS, the Parties entered into the Pooled Patents Agreement, dated December 2, 2014, as amended via the First Amendment dated April 21, 2016, Second Amendment dated April 17, 2017, Third Amendment dated August 28, 2017, and Fourth Amendment dated March 15, 2018 (“Agreement”);
WHEREAS, the Parties have been discussing a lowering of Test Fees in accordance with Section 3.2(c)(iii), and have now reached agreement in accordance with Sections 3.2(c)(iii)(1) and (3);
WHEREAS, the Parties desire to amend the Agreement to permit lower Test Fees to be paid by certain companies, as identified herein;
WHEREAS, the Parties also desire to amend the Agreement to modify the schedule on which Licensed NIPT LDT Test volumes are assessed for purposes of determining Test Fees; and
WHEREAS, for good and valuable consideration, the Parties agree to amend the Agreement as follows:

1.	The definition of “Authorized Lab” is deleted in its entirety and replaced with:
“Authorized Lab” has the meaning set forth in Section 3.2(a)(ii).

2.	Section 3.2(c)(i) is deleted in its entirety and replaced with:
Except as expressly stated otherwise in this Agreement (including in Section 3.2(c)(ii) (Exceptions to Amount of Test Fee), Section 2.8(e) (Third Parties in Litigation with Illumina), Section 2.8(f) (Non-Illumina Platforms) and Section 2.9(c) (Settlement with Existing Sequenom Litigants)), each Illumina Party or Sequenom Party shall enter into written agreements with Persons it grants rights, licenses, or authorizations as an Authorized Labs such that the Authorized Lab is obligated to pay Test Fees on a quarterly basis, and Sequenom Parties and Illumina Parties shall be obligated to pay Test Fees on a quarterly basis. (A) Except as stated below with respect to Licensed NIPT LDT Test for which the Test Fee is equal to 10% of Net LDT Sales thereof (as a result of being the greater of 10% of Net LDT Sales or the amount on the table in Section 3 of Schedule 1), on a semiannual basis, the amount of Test Fee payable by each Authorized Lab for Licensed NIPT Tests shall be established to be no lower than the Test Fee amount on Schedule 1, Section 3 corresponding to the annualized volume of Licensed NIPT LDT Tests that Authorized Lab performed (a) in the first two quarters of a calendar year to determine the amount of Test Fees that shall be payable by an Authorized Lab for Licensed NIPT LDT Tests performed in the remainder of the calendar year, and (b) in the second two quarters of a calendar year to determine the amount of Test Fees that shall be payable by an Authorized Lab for Licensed NIPT LDT Tests performed in the first two quarters of the following calendar year. Any new Authorized Lab receiving the right to perform Licensed NIPT LDT Tests shall pay Test Fees for Licensed NIPT LDT Tests that are no lower than the amount of Test Fee on Schedule 1, Section 3 that corresponds to the good faith estimate of the volume that Authorized Lab will achieve at the end of the first complete half-year period (either the first two quarters or second two quarters of a calendar year, as the case may be) until after the end of such first complete half-year period, at which point the Authorized Lab will begin paying Test Fees based on the actual volume reported during the first full half-year period (and each preceding half-year period thereafter). The quarterly Test Fees for an Authorized Lab shall be in amounts that result in at least the product of (1) the number of Licensed NIPT LDT Tests performed by that Authorized Lab in that quarter with (2) the Test Fee amount in effect for that Authorized Lab in that quarter, plus an amount equal to the product of the annual number of Licensed NIPT LDT Tests in (1) that are subject to the additional $20 fee as set forth on Schedule 1 multiplied by $20. (B) With respect to each Licensed NIPT LDT Test for which the Test Fee is equal to 10% of Net LDT Sales thereof (as a result of being the greater of 10% of Net LDT Sales or the amount on the table in Section 3 of Schedule 1), the quarterly Test Fees shall be 10% of Net LDT Sales thereof for that quarter. For the avoidance of doubt, notwithstanding the minimum amounts payable in accordance with the first sentence of this Section 3.2(c), the full amount of all Test Fees collected by Illumina and Sequenom from Authorized Labs shall be shared between the Parties as set forth in Section 3.2(d) (Sharing of Test Fee Amounts.)
Notwithstanding the foregoing schedule, the Parties acknowledge that Illumina has entered into agreements with Authorized Labs reflecting the annual Test Fee calculations pursuant to the terms of the Agreement prior to the Fifth Amendment. Illumina will not be required to amend those existing agreements or alter its obligations with respect to those Authorized Labs under those existing agreements, but Illumina will in good faith attempt to amend those agreements to match the updated Test Fee calculation schedule set forth above on a going-forward basis when Illumina otherwise amends or renews such agreements.

3.	Schedule 1 is deleted in its entirety and replaced with the attached new Schedule 1. For clarity, Schedule 1A and 1B remain unchanged.
Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. All capitalized terms not defined in this Fifth Amendment shall have the meaning ascribed to them in the Agreement.
IN WITNESS WHEREOF, the Parties have signed this Fifth Amendment as of the dates indicated below.

ILLUMINA		SEQUENOM
By:	/s/ Jeffrey S. Eidel	By:	/s/ Michael F Minahan
Name:	Jeffrey S. Eidel	Name:	Michael F. Minahan
Title:	Head of Corporate & Business Development	Title:	Sr. Vice President & General Manager
Date:	4/12/2019	Date:	4/12/2019

Schedule 1

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